CONSULTING AGREEMENT

AGREEMENT, effective as of the 4th day of December, 2006, between VoIP, INC., a Texas Corporation (the “Company”), with its principal address at 151 South Wymore Rd., Suite 3000 Altamonte Springs Florida, and Anshuman Dube an individual with offices at c/o MMDS Capital, Inc., 23705 Vanowen Street, Suite 236, West Hills, CA 91307 ("Consultant").

WITNESSETH

WHEREAS, the Company and Consultant desire to enter into a consulting agreement for certain consulting services.

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Consultant shall serve as a consultant to the Company on general corporate matters and provide the business development services listed in the attached Exhibit A for a term of twelve months from the effective date of this Agreement.

2.  The Company shall be entitled to Consultant’s services for reasonable times when and to the extent requested by, and subject to the direction of Anthony Cataldo.

3. Consultant shall provide Company periodic written reports as required concerning the status of various projects assigned to Consultant.

4. All expenses and disbursements in excess of $1000 in the aggregate in any given calendar month will require written approval by an authorized employee of the Company. All reasonable travel and other expenses approved by the Company and incurred by Consultant to render such services shall be reimbursed by the Company promptly upon receipt of proper statements, including appropriate documentation, with regard to the nature and amount of those expenses. Company shall pay expenses within five (5) business days of the receipt of a request with appropriate documentation.

5. In consideration for the services performed by Consultant, the Consultant will receive the sum of $210,000 (the “Cash Fee”). In lieu of the giving the consultant the Cash Fee, the Company may elect to issue shares of the Company to the Consultant at an equivalent price of $0.35 per share (a total of 600,000 shares) (the “Common Stock”). The Company shall register the Common Stock for resale with the U.S. Securities Exchange Commission under form S-8 within ten (10) days of the Company’s annual shareholder’s meeting but in no event later than February 28, 2007.

6. Except in cases of this Agreement being terminated for Consultant being convicted of a felony or Consultant’s incapacity (as more fully set forth herein) or death of Consultant, Consultant will be entitled to receive all payments due under this agreement.

7. In the event Consultant should die during the term of this Agreement or becomes disabled so that he can not perform under this Agreement for a period exceeding three consecutive months, Consultant or his estate, as the case may be, will be entitled to the entire fee under this Agreement.

8. It is the express intention of the parties that the Consultant is an independent contractor and not an employee or agent of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and the Company. Both parties acknowledge that the Consultant is not an employee for state or federal tax purposes. The Consultant shall retain the right to perform services for others during the term of this agreement provided those services do not conflict with those provided by Company or the tasks assigned to Consultant by the Company.

9. For purposes of this Agreement, Intellectual Property will mean (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by the Consultant (or the Consultant’s employees) during the term of this Agreement will be the property of the Consultant, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by the Consultant under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be “works made for hire” and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

10. This agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Consultant for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

11. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by the Consultant are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company’s employees, agent, or divisions. The Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not is in written form, except to the extent necessary to perform services under this agreement. On termination of the Consultant’s services to the Company, or at the request of the Company before termination, the Consultant shall deliver to the Company all material in the Consultant’s possession relating to the Company’s business.

12. The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which the Consultant may have gained knowledge as a result of performing services hereunder.

13. The Company will indemnify and hold harmless Consultant from any claims or damages related to statements prepared by or made by Consultant that are either approved in advance by the Company or entirely based on information provided by the Company.

14. Neither this agreement nor any duties or obligations under this agreement may be assigned by the Consultant without the prior written consent of the Company.

15. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two business days after mailing.

16. This agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be Florida.

Company:
VOIP, INC.

                                                                               By:          _____________________________

Consultant:

__________________________
ANSHUMAN DUBE

EXHIBIT A
Anshuman Dube Consulting Agreement

The Consultant shall provide the following services:

1. Introduce the Company to SIFY, Inc.
2. Introduce the Company to iBridge Technology.
3. Introduce the Company to AGT Corp.
4. Introduce the Company to iVisit, Inc.

Amendment One to Consulting Agreement

Whereas, the Consultant entered into an agreement with the Company on December 4, 2006 to provide advisory services to the Company (the “Agreement”);

Whereas, the Company agreed to compensate the Consultant with shares of the Company’s common stock;

Whereas, the Company agreed to register the common stock for resale on behalf of the Consultant no later than February 28, 2007;

Whereas, the Company has requested an extension for the registration time from the Consultant;

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

The Consultant and the Company agree to amend their Agreement as follows:

1.	The Company shall issue and register for resale the common stock pursuant to the terms of the Agreement no later than March 25, 2007.

2.
As consideration for the extension, the Company shall issue the Consultant an additional two hundred thousand (200,000) shares of the Company’s common stock (the “Extension Shares”) once the Company has received the necessary regulatory approvals to authorize such issuance.

3.	The Company shall issue and register the Extension Shares for resale no later than March 15, 2007.

All other terms and conditions of the Agreement shall remain.
Agreed to by:

VoIP, Inc        Consultant

By: ___________________________    By:  ___________________________
Anthony Cataldo       Anshuman Dube